Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 12, 2008 (except Note 16, as to which the date is September 16, 2008) in Amendment No. 9 to the Registration Statement (Form S-1 No. 333-150227) and related Prospectus of Fluidigm Corporation for the registration of 6,095,000 shares of its common stock.

/s/ Ernst & Young LLP

Palo Alto, California
September 16, 2008